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                                                                   Exhibit 10(q)

                       SEPARATION AND RELEASE AGREEMENT


     This Agreement is made and entered into on this 19th day of November, 1997 between Steven J. Baumgartner of 1247 Hinman, Evanston, Illinois 60202 (the "Executive") and R. R. Donnelley & Sons Company, a Delaware corporation, with its principal office at 77 West Wacker Drive, Chicago, Illinois 60601 (the "Company").

                             W I T N E S S E T H:

     WHEREAS, the Executive is an Executive Vice President and Sector President of the Company; and

     WHEREAS, the Company and the Executive have agreed to end the Executive's active employment relationship, to provide for a leave of absence, to secure the Executive's availability in the future to assist in the prosecution or defense of matters in which the Executive has been involved, to limit certain competitive activities, and to settle potential claims, all on the terms and conditions and for the consideration stated in this Agreement;

     NOW, THEREFORE, the Executive and the Company, in consideration of the agreements, covenants and conditions contained herein, hereby agree as follows:

1.   Leave of Absence and Termination of Employment.
     ----------------------------------------------

     The Executive hereby resigns as a Sector President, effective upon his execution of this Agreement, but he shall continue to serve as an Executive Vice President of the Company with such responsibilities as may be assigned to him from time to time by the Chairman of the Company. Effective upon the close of business on December 31, 1997, or such earlier date as may be agreed to by the Executive and the Company (the "Leave Date"), the Executive shall resign as an Executive Vice President of the Company but shall remain an employee of the Company and shall commence a paid leave of absence which shall continue through December 31, 1999. The Executive's employment relationship with the Company shall terminate as of the close of business on December 31, 1999 (the "Termination Date"). The Executive's compensation and benefits for the period from the date hereof through the Termination Date shall be as described in
Section 2, below. Effective upon the Leave Date, or such respective later date or dates as the Company may from time to time specify, the Executive shall also resign from any directorships or other positions with other organizations which the Executive currently holds as a designated representative of the Company.

2.   Consideration.
     -------------

     In consideration of the covenants and commitments of the Executive in this Agreement, including but not by way of limitation the release set forth in
Section 5, below, the Company agrees
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to provide the Executive with the following compensation and benefits, with all of the payments and benefits described below being subject to tax withholding to the extent required by law and to all applicable benefit expense withholding and to all other withholding elections made by the Executive, to the extent that such elections remain in effect:

     (a) From the date hereof through the Termination Date, the Executive shall continue to receive base salary at his current rate of $368,004 annually, payable in accordance with the regular payroll practices of the Company.

     (b) Except as otherwise specifically provided in this Agreement, the Executive shall continue to participate through the Termination Date in all of those employee benefit plans of the Company (including, but not by way of limitation, the health insurance plan) in which the Executive was participating immediately prior to the Leave Date; provided, however, that the Executive shall participate in such plans on the same basis as active employees who are then participating in the plans, including making any applicable employee contributions; and provided further that such continued participation by the Executive shall be subject to termination or modification, in the same manner and to the same extent as the participation of then active employees, in the event that the Company terminates or modifies any of such plans prior to the Termination Date. However, while the Executive shall, in accordance with the applicable plans, retain the executive life and disability insurance policies currently in effect for him, the Company shall not, after the Leave Date, pay any further premiums on those policies.

     (c) As soon as practical after the Leave Date, the Company shall pay to the Executive the amount of $29,723 for 21 days of vacation accrued but not taken by the Executive to and through the Leave Date. No further vacation shall accrue for the Executive after the Leave Date.

     (d) For the period from the Leave Date through the Termination Date, the Executive shall continue to vest in the outstanding options to purchase shares of the Company as set forth in Exhibit A attached hereto and the outstanding restricted stock awards as set forth in Exhibit A attached hereto, except that the restricted stock award of 15,000 shares which was granted in 1995 and would not vest until after the Termination Date shall be canceled immediately upon the execution of this Agreement and shall be replaced by a new restricted stock award of 6,000 shares which shall vest on the Termination Date. The rights of the Executive with respect to that new restricted stock award and with respect to his other outstanding option awards and restricted stock awards shall be as provided by the respective plans under which they were granted; provided, however, that any of such outstanding options (other than the options identified in Exhibit A as granted on January 1, 1995 or on January 1, 1997) which have not otherwise vested shall in any event fully vest on the Termination Date. In accordance with the applicable plans, options which are outstanding and vested as of the Termination Date shall remain exercisable for ninety (90) days thereafter, after which time any unexercised options shall be canceled.

     (e) If the Executive remains actively employed by the Company until the Leave Date, the Company shall grant to the Executive a special restricted stock award of 1,500 shares which shall vest

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on the Termination Date if the Executive fulfills his obligations under Sections
4, 5 and 12 of this Agreement.

     (f) Without regard to whether the Leave Date precedes January 1, 1998, the Company shall pay the Executive a bonus for 1997 which shall be determined and paid in accordance with the criteria, procedures and time schedule applicable to other senior officer bonuses for 1997, which shall be applied to the Executive as if he were actively employed by the Company through December 31, 1997. The Executive shall not receive an annual bonus for any period after 1997.

     (g) Without regard to whether the Leave Date precedes January 1, 1998, the Company shall pay to the Executive the amount, if any, which may be earned under the Long-Term Incentive Plan award which was granted to the Executive for the 1995-97 performance period. However, the Executive acknowledges that, based on performance to date, no payout has been earned with respect to that award and further acknowledges that no payment is expected to be earned for the 1995-97 performance period applicable to that award.

     (h) Subsequent to the Leave Date, the Executive shall not be eligible to make further purchases under the Employee Stock Purchase Plan of the Company. The rights and benefits of the Executive under that plan shall, after the Leave Date, be determined in accordance with the provisions of that plan which are applicable to employees whose employment has terminated.

     (i) Any benefits accrued under the Section 401(k) plan of the Company as of the Termination Date shall be paid to the Executive in accordance with the terms of that plan. To the maximum extent permitted under the qualified retirement benefit plan of the Company, the benefits payable to the Executive under that plan shall take into account the compensation paid to the Executive by the Company through the Termination Date and shall treat the Executive's period of service as continuing through the Termination Date. To the extent that any portion of the benefits calculated on that basis under the said qualified plan cannot be paid under that plan, the Company shall pay to the Executive, as a nonqualified supplemental retirement benefit, the difference between the benefits so calculated and the benefits which are permitted to be paid to the Executive under the qualified retirement benefit plan of the Company. The time and manner of payment of such benefits shall be determined in accordance with the terms of the said qualified retirement plan.

     (j) The Executive may use the remaining balance in his financial planning account (which was $21,832.50 as of October 27, 1997, based upon all charges posted to the account by that date) for fees incurred prior to the Termination Date, but the Company shall make no further contributions to that account after the Leave Date.

     (k) To the same extent that the Company has previously provided outplacement services to other senior executives, the Company shall pay the fees of an outplacement service provider selected jointly by the Company and the Executive for assistance to the Executive in obtaining new employment.

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     (l)  The Company shall reimburse the Executive for the attorneys' fees incurred by him, up to a maximum of $10,000, in connection with the review of this Agreement.

     (m) As soon as practical after the Leave Date, the Executive shall submit all expense account records and vouchers relating to his active employment with the Company, and the Company shall reimburse the Executive in accordance with its standard practices and procedures for such expenses.

     (n) The Executive shall be entitled to retain, without any payment therefor, the laptop computer and the desktop computer which have been provided to him by the Company and the standard software which has been installed on those computers (except to the extent, if any, that the Company is prohibited, by agreement with any third party, from permitting such retention of that software), but after the Leave Date the Executive shall no longer have access to the computer system of the Company or to any customized software developed for use by the Company.

     Upon the death of the Executive, any benefits payable with respect to the Executive's participation in any employee benefit plans or programs shall be paid in accordance with the applicable terms of such plans and programs, and any other payment remaining to be made pursuant this Section 2 shall be paid to such person(s) or trust(s) as shall have been designated by written notice delivered to the Company by the Executive. If no such person(s) or trust(s) have been so designated, such payments shall be made to the Executive's estate.

3.   Cooperation During Leave of Absence.

     From the Leave Date through the Termination Date, the Executive shall cooperate with the Company in the truthful and honest prosecution and/or defense of any claim in which the Released Company Parties (as defined in Section 5, below) may have an interest (subject to reasonable limitations concerning time and place), which may include without limitation making himself available to participate in any proceeding involving any of the Released Company Parties, allowing himself to be interviewed by representatives of the Company, appearing for depositions and testimony without requiring a subpoena, and producing and/or providing any documents or names of other persons with relevant information. The Executive shall provide such services during the period from the Leave Date through the Termination Date for up to two hundred (200) hours without additional compensation, and thereafter at the rate of $1,500 per day, but the Company shall in any event pay the Executive's expenses incurred at the Company's prior and specific request.

4.   Confidentiality, Non-Solicitation and Non-Competition.

     (a) Executive reaffirms and agrees to comply with the terms of the Agreement Regarding Confidential Information, Intellectual Property and Non-Solicitation of Employees signed by the Executive, a copy of which is attached hereto as Exhibit B and incorporated herein by reference. Executive represents that he has delivered (or will as requested, but no later than the Leave Date,

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deliver) all Company papers, books, records, computer programs, or like materials in his possession or control and all copies thereof to the Company.

     (b) In consideration of the covenants and agreements of the Company herein contained, the payments to be made by the Company pursuant to this Agreement, the positions of trust and confidence he has occupied with the Company and the information of a highly sensitive and confidential nature he has received as a result of such positions, the Executive agrees that he will not, during the period commencing on the date of this Agreement and ending on the Termination Date, without the prior written consent of the Company, either directly or indirectly accept employment by or serve as a consultant, agent, substantial stockholder, corporate officer, or director of, or in any other representative capacity for, any entity which is engaged in a line of business in which the Company (either directly or through a subsidiary or affiliate) is engaged on the Leave Date and which is a competitor of the Company or any of its subsidiaries, or assist in the solicitation of any work or engage in any other activity in competition with the business then being conducted by the Company or any of its subsidiaries. Executive acknowledges that the business conducted by the Company is worldwide and that it is reasonably necessary for the protection of the Company and its subsidiaries and their goodwill, in view of his knowledge of its and their worldwide operations, that he not provide to competitors of the Company or any of its subsidiaries anywhere in the world the benefit of his knowledge of the Company and its subsidiaries and its and their business. Executive further acknowledges that a breach by him of his agreements contained in this Section 4 would cause irreparable harm to the Company which is not adequately measurable by money damages and that, accordingly, in the event of such a breach, in addition to any and all other rights the Company may have, including, without limitation, rights at law and in equity, and the right of the Company to terminate certain payments to the Executive, the Company shall be entitled to equitable remedies in the nature of injunctive relief to stop any existing breaches and to prohibit any future breaches.

     (c) The following additional provisions shall apply to the covenants of the Executive contained in this Section 4.

          (i) It is the intent and understanding of each party hereto that if, in action before any court or agency legally empowered to enforce the covenants contained in this Section 4, any term, restriction, covenant or promise contained herein is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

          (ii) In the event of any material breach by the Executive of any provision of this Section 4, the Company may, by written notice, elect to terminate its obligations under this Agreement. In such event, all payments and other benefits to the Executive otherwise required to be provided by the Company under the provisions of Section 2 shall immediately cease, and the Executive shall thereafter cease to be entitled to receive any amounts not already paid by the Company and he shall be required to return any payments previously received but relating to periods after the date of such breach; provided that the Executive shall be entitled to receive or retain any

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payment or benefit which is based upon a right which had fully accrued
(including any stock options or similar rights which had fully vested) as of the date of such breach.

          (iii) The Executive understands that, in addition to the restrictions contained herein, pursuant to the terms of the Company's retirement benefit plan, the payment of certain retirement benefits may be affected should the Executive become employed by or perform work for a competitor or supplier of the Company.

5.   Release and Covenant Not to Sue.

     (a) The Executive, on behalf of himself, his heirs, executors, attorneys, administrators, successors and assigns, hereby fully and forever, to the full extent permitted by law, releases and discharges the Company, and each of its subsidiaries and affiliated companies and entities and each of their partners, principals, members, shareholders, directors, officers, trustees, employees, contractors, consultants, agents and attorneys, past, present and future, and all predecessors, successors and assigns thereof (collectively "Released Company Parties") from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities of whatever kind or nature, in law, equity or otherwise, whether now known or unknown or which have ever existed or which may now exist (except to enforce the terms of this Agreement), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of Executive's employment, resignation from the positions of Executive Vice President and Sector President or separation from employment with the Company, including (but not by way of limitation) claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (S) 2000e et al., 42 U.S.C. (S) 1981, the Civil
Rights Act of 1991, the Americans with Disabilities Act, the Family and Medical Leave Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the anti-trust and restraint of trade statutes and common law, the federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, for misrepresentation, for violation of any other federal, state or local statute, ordinance or regulation or common law dealing in any respect with discrimination in employment or otherwise, defamation, retaliatory or wrongful discharge under the common law of any state, infliction of emotional distress or any other tort under the common law of any state or for attorney's fees. Executive acknowledges and agrees that this release and the covenant not to sue set forth in paragraph
(c), below, are essential and material terms of this Agreement and that without such release and covenant not to sue no agreement would have been reached by the parties. Executive understands and acknowledges the significance and consequences of this release and this Agreement.

     (b) The following provisions are applicable to, and made a part of, this Agreement and the foregoing release:

          (i) Executive does not release or waive any right or claim that arises after the date of execution of this Agreement which he may have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefits Protection Act, provided that any claim based upon his resignation from the positions of Executive Vice President and Sector President and his separation

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from the Company has, for all purposes relating to this Agreement, arisen prior to the execution of this Agreement.

          (ii) Executive does not waive any right to the receipt of payments or benefits not yet due and owing, whether under this Agreement or under the Company benefit and compensation plans in which Executive is a participant or beneficiary.

          (iii) In exchange for the general release and waiver hereunder, Executive hereby acknowledges that he has received separate consideration beyond that to which he is otherwise entitled under the Company's policy or applicable law.

          (iv) The Company has advised, and hereby again expressly advises, Executive to consult with an attorney of his choosing regarding, and prior to executing, this Agreement, which contains a general release and waiver.

          (v) This release shall not apply to workers' compensation claims, or to claims under state and federal unemployment insurance laws.

     (c) To the maximum extent permitted by law, the Executive covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce this Agreement) in any federal, state or local agency or court against any of the Released Company Parties relating to the matters covered by the foregoing release.

     (d) The Company, on behalf of itself and its subsidiaries and affiliated companies and entities, hereby fully and forever, to the full extent permitted by law, releases and discharges the Executive and his heirs, executors, attorneys, administrators, successors and assigns (collectively "Released Executive Parties") from any and all claims, demands, agreements, actions, suits, causes of action, damages, injunctions, restraints and liabilities of whatever kind or nature, in law, equity or otherwise, which have ever existed or which may now exist (except to enforce the terms of this Agreement), including, but not limited to, any and all claims, liabilities, demands or causes of action relating to or arising out of the Executive's employment, resignation from the positions of Executive Vice President and Sector President or separation from employment with the Company, including (but not by way of limitation) claims under federal and state (including, without limitation, Illinois) statutes or common law, or claims for breach of contract, misrepresentation, defamation, or any other tort under the common law of any state or for attorneys' fees; provided, however, that this release and discharge does not apply to any rights or claims based upon information which is not, as of the date hereof, known to the Board of Directors of the Company, the Chief Executive Officer of the Company or legal counsel for the Company, including, but not by way of limitation, information relating to possible embezzlement, fraud or other theft from the Company by the Executive. The Company acknowledges and agrees that this release and the covenant not to sue set forth in paragraph (e), below, are essential and material terms of this Agreement and that without such release and covenant not to sue no agreement would have been reached by the parties. The Company understands and acknowledges the significance and consequences of this release and this Agreement.

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     (e)  To the maximum extent permitted by law, the Company covenants not to sue or to institute or cause to be instituted any kind of claim or action (except to enforce this Agreement) in any federal, state or local agency or court against any of the Released Executive Parties relating to the matters covered by the foregoing release.

     (f) On or promptly after the Leave Date, (i) the Executive shall execute and deliver to the Company a further release and covenant not to sue with terms equivalent to those of paragraphs (a), (b) and (c), above, but effective through the Leave Date and (ii) the Company shall execute and deliver to the Executive a further release and covenant not to sue with terms equivalent to those of paragraphs (d) and (e), above, but effective through the Leave Date.

6.   No Admission of Liability.

     The Executive agrees that neither this Agreement nor performance hereunder constitutes an admission by the Company of any violation of any federal, state or local law, regulation, common law, of any breach of any contract, or of any other wrongdoing of any type.

7.   COBRA Rights.

     The Executive acknowledges that the Company has advised him that pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), he has the right to elect continued coverage under the Company's group health plans, at his own expense, for a statutory period after the date of termination of his employment. Prior to or promptly after the Termination Date, the Company will advise the Executive as to the rights, if any, which the Executive then has under COBRA in light of the benefits provided by the Company under Section 2(b), above.

8.   Confidentiality of Agreement.

     The Executive and the Company agree that they will keep confidential, to the full extent permitted by law, the terms of this Agreement, all performance hereunder and all circumstances relating to the Executive's separation from the Company; provided, however, that the Executive and the Company may disclose the same as required by law (including, but not by way of limitation, the filing of this Agreement with the Securities and Exchange Commission), for purposes of tax reporting, pursuant to legal process, in an action to enforce this Agreement, to claim benefits under this Agreement or under Company benefit plans in which the Executive is a participant or beneficiary, to members of the Executive's immediate family, legal advisors, and to persons from whom the Executive seeks financial advice.

9.   Indemnification.

     The Company further agrees that, if the Executive is sued individually concerning any act, omission or conduct which he undertook in his capacity as an employee, officer, director or agent of the Company or any of its subsidiaries, then the Company shall defend the Executive from the claim

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and indemnify the Executive for any judgment, fine or settlement resulting therefrom to the same extent as is then authorized by the Company's By-Laws and/or Certificate of Incorporation for employees as of that time. The Company hereby represents and warrants that the Executive is currently covered by director and officer liability insurance maintained by the Company which provides coverage on an occurrence basis. To the extent that the Company maintains director and officer liability insurance in the future, the Executive will be covered by such insurance on the same basis as and to the same extent as all other senior officers of the Company employed by the Company during the period of the Executive's employment with the Company.

10.  Agreement Binding.

     In executing this Agreement, the Executive acknowledges that he has read this Agreement carefully, that he fully understands its terms and conditions, that he has been advised of his rights and has been advised to consult counsel prior to the execution hereof. The Executive intends that this Agreement shall be legally binding on him.

11.  Approval Required.

     Any other provision of this Agreement notwithstanding, this Agreement shall not become effective and binding until it has been approved by the Human Resources Committee of the Board of Directors of the Company. Promptly after such approval, the Company shall provide the Executive with written notice that such approval has been obtained and that this Agreement has become fully effective and binding.

12.  Revocation.

     The Executive acknowledges that he has had the opportunity to have at least twenty-one (21) days within which to decide whether or not to sign this Agreement. He further acknowledges having been given the right to revoke this Agreement by serving, within a seven (7)-day period after signing, a written notice of revocation. The Agreement shall become effective on the eighth day following its execution by the Executive. If the Executive revokes the Agreement, the Company shall have no obligation under it.

13.  References.

     If any prospective employer of the Executive requests a reference, the Company shall report only the fact that the Executive worked for the Company, the positions held and salary earned. No further information will be provided unless the Company receives a written release from the Executive or is otherwise required to do so by law. Neither the Company nor the Executive shall at any time disparage the other party.

14.  Notices.

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     All notices or other communications required or permitted hereunder shall be sufficient if in writing and delivered personally or by reputable commercial delivery service or sent by registered mail, return receipt requested, to the respective address hereinabove set forth or to any other address designated by the relevant party by notice similarly given. Such notice shall be deemed to have been given upon such delivery or three (3) days after deposit in the U.S. mail, as the case may be.

15.  Assignment and Succession.

     The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its successors and assigns, and the Executive's rights and obligations hereunder shall inure to the benefit of and be binding upon his legal representatives or designated beneficiaries; provided, however, that the Executive may not assign during his lifetime any of his rights and obligations hereunder.

16.  Attorneys' Fees and Costs.

     The prevailing party (as determined by the court of adjudication) in any action or proceeding brought to enforce any provision of this Agreement or in any action or proceeding on account of the breach of any term hereof shall be paid by the non-prevailing party an amount equal to the costs and reasonable attorneys' fees incurred by the prevailing party in connection with such action or proceeding.

17.  Entire Agreement.

     This Agreement contains the entire agreement between the Company and the Executive with respect to the subject matter contained herein and supersedes all prior oral or written communications relating thereto. This Agreement may not be changed or amended orally.

18.  Applicable Law.

     This Agreement shall at all times be construed, interpreted and enforced in accordance with the laws of the State of Illinois as applicable to agreements entered into in, and to be performed entirely within, the State of Illinois.

     IN WITNESS WHEREOF, the Company has caused this Agreement to be signed by its duly authorized officer and the Executive has signed this Agreement as of the day and year first above written.


                                       /s/ Steven J. Baumgartner
                                       ----------------------------------------
                                       Steven J. Baumgartner

                                       R.R. DONNELLEY & SONS COMPANY

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                                    By: /s/ William L. Davis
                                        ----------------------------------------
                                            William L. Davis
                                    Its:    Chairman and Chief Executive Officer

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